Item.77.D. Policies with Respect to Security
Investment

Morgan Stanley Institutional Liquidity Funds - Tax-
Exempt Portfolio

The Board of Directors of the Morgan Stanley
Institutional Liquidity Funds (the "Fund") at a meeting duly convened and held on June 15-16, 2017, approved an amendment to the principal investment strategies of the Portfolio, as described in the supplement to the Portfolio's Prospectus and Statement of Additional Information filed via
EDGAR with the Securities and Exchange
Commission on June 16, 2017 (accession number
0001104659-17) and incorporated by reference herein.